This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated November 9, 2006, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Reinhold Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Class ‘‘A’’ Common Stock
of
REINHOLD INDUSTRIES, INC.
at
$12.50 Net Per Share
by
REINHOLD ACQUISITION CORP.,
a company indirectly wholly-owned by certain
investment partnerships advised or managed by
RESOLUTE FUND PARTNERS, LLC
and
THE JORDAN COMPANY, L.P.

Reinhold Acquisition Corp., a Delaware corporation (‘‘Sub’’) and wholly-owned subsidiary of Reinhold Holdings, Inc., a Delaware corporation (‘‘Parent’’), is offering to purchase all of the outstanding shares (the ‘‘Shares’’) of Class ‘‘A’’ common stock, par value $0.01 per share, of Reinhold Industries, Inc., a Delaware corporation (the ‘‘Company’’), at a purchase price of $12.50 per Share, net to the seller in cash, subject to any required tax withholding and without interest thereon. Parent is wholly-owned by certain investment partnerships advised or managed by Resolute Fund Partners, LLC and The Jordan Company, L.P. The Offer is being made by Sub upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 9, 2006 and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the ‘‘Offer’’).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 2006, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer shares of common stock of the Company which represent at least 51% of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities. The Offer also is subject to certain other terms and conditions contained in the Offer to Purchase.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 2, 2006 (the ‘‘Merger Agreement’’), by and among Parent, Sub and the Company. The purpose of the Offer is for Sub to acquire control of, and the entire equity interest in, the Company. The Merger Agreement provides that, among other things, Sub will make the Offer and that, as soon as reasonably practicable after completion of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (‘‘Delaware law’’), Sub will be merged with and into the Company (the ‘‘Merger’’), and the Company will be the surviving corporation. At the effective time of the Merger (the ‘‘Effective Time’’), each outstanding Share (other than Shares owned by Parent, Sub or any subsidiary of Parent, Sub or the Company or held in the treasury of the Company or by stockholders who have properly perfected appraisal rights under Delaware law) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $12.50 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon.

The Board of Directors of the Company has by unanimous vote (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer, and (iv) recommended that the Company's stockholders approve and adopt the Merger Agreement.

For purposes of the Offer, Sub will be deemed to have accepted for payment (and thereby purchased) Shares tendered and not properly withdrawn as, if and when Sub gives oral or written notice to Continental Stock Transfer & Trust Company (the ‘‘Depositary’’) of Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from Sub and transmitting payments to tendering stockholders. Under no circumstances will Sub pay interest on the purchase price for any Shares accepted for payment, regardless of any extension of the Offer or any delay in making payment. In all cases, Sub will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the ‘‘Share Certificates’’) or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (‘‘DTC’’) pursuant to the procedures set forth in the Offer to Purchase, (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

The term ‘‘Expiration Date’’ means 12:00 midnight, New York City time, on Friday, December 8, 2006, unless the Offer is extended, in which case the ‘‘Expiration Date’’ will be the latest time and date the Offer, as extended, expires. Subject to the limitations set forth in the Offer to Purchase, the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Sub reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Shares. Any such extension will be followed as promptly as practicable by public announcement which will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). In accordance with Rule 14d-1 under the Exchange Act and the Merger Agreement, Sub may, if all conditions to the offer have been satisfied or waived but the number of shares tendered in the offer is less than 90% of the Company's outstanding shares, provide a ‘‘subsequent offering period’’ for the offer in order to meet the 90% threshold. Purchasing at least 90% of the outstanding shares is an objective of the Purchaser but is not a condition of the offer. A subsequent offering period will be an additional period of between three and twenty business days following the acceptance of Shares in the Offer.

Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time prior to the Expiration Date and (ii) at any time after Monday, January 8, 2007, unless accepted for payment by Sub pursuant to the Offer prior to that date. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. If Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Sub's rights under the Offer, the Depositary may nevertheless retain tendered Shares on behalf of Sub, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to and duly exercise their withdrawal rights as described in the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

If Sub does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in the Offer to Purchase, such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

In general, the receipt of cash by the holders of Shares pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. Because the tax consequences to a particular holder may differ based on that holder's particular circumstances, each holder may wish to consult his or her own tax advisor regarding the tax consequences of the Offer and the Merger.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Sub with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names appear, or whose nominees appear, on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below and will be furnished promptly at Sub's expense. Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

GEORGESON INC.

BANKS AND BROKERS CALL COLLECT: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (866) 425-7894

November 9, 2006